SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only  (as permitted
    By  Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                             LASERSIGHT INCORPORATED
                (Name of Registrant as Specified In Its Charter)
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii),14a-6(i)(2) or Item 22(a)(2) of
      Schedule 14A.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:__________
    2) Aggregate number of securities to which transaction applies: ____________
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
       (set forth the amount on which the filing fee is calculated and state how it was determined):

       --------------------------------------------------------------------
      4) Proposed maximum aggregate value of transaction:_______________________
      5) Total fee paid:________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:________________________________
    2) Form, Schedule or Registration Statement No.:__________
    3) Filing Party:__________________________________________
    4) Date Filed:____________________________________________

                             LaserSight Incorporated
                               6848 Stapoint Court
                           Winter Park, Florida 32792







Dear Stockholder:

         You are cordially invited to attend the 2005 Annual Meeting of Stockholders of LaserSight Incorporated to be held at the LaserSight in Winter Park, Florida, on the 26th day of April 2005 at 10:00 a.m. local time. We are pleased to enclose the notice of our 2005 Annual Stockholders' meeting, together with the attached Proxy Statement, a proxy card and an envelope for returning the proxy card. Also enclosed is LaserSight's 2004 Annual Report on Form 10-KSB.

         Please carefully review the Proxy Statement and then complete, date and sign your Proxy and return it promptly. If you attend the meeting and decide to vote in person, you may withdraw your Proxy at the meeting.

         If you have any questions or need assistance in voting your shares, please call Dorothy M. Cipolla, CFO at (407) 678-9900, ext. 117. Your time and attention are appreciated.

                                   Sincerely,



                                   Danghui ("David") Liu, Ph.D.
                                   President and Chief Executive Officer

March 28, 2005

                             LASERSIGHT INCORPORATED
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The 2005 Annual Meeting of Stockholders of LaserSight Incorporated, a Delaware corporation, will be held on the 26th day of April 2005 at 10:00 a.m. local time, at LaserSight in Winter Park, Florida, for:

    1. The holders of LaserSight's common stock,par value $0.001, (the "Voting Holders") to elect LaserSight's directors, all of such persons to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. We refer to this Proposal No. 1 as the "Election of Directors Proposal" in this Proxy Statement;

    2. The Voting Holders to consider and vote on a proposal to ratify the appointment of Moore Stephens Lovelace, P.A. as auditors of LaserSight for the 2005 fiscal year. We refer to this Proposal No. 2 as the "Auditor Ratification Proposal" in this Proxy Statement;

    3. The Voting Holders to consider and vote on a proposal to approve the Stock Option Plan. We refer to this Proposal No. 3 as the "Stock Option Plan Proposal" in this Proxy Statement; and

    4. The Voting Holders to transact such other business that is properly brought before the Annual Meeting.

These proposals are described in the attached Proxy Statement.

    Only holders of LaserSight's common stock of record on the books of LaserSight at the close of business on March 23, 2005 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A list of stockholders of record as of the Record Date will be available at the Annual Meeting.

    Your vote is important. All stockholders are invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, please mark, date and sign your Proxy and return it promptly in the enclosed envelope. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a Proxy.

                                          By Order of the Board of Directors,



                                          Dorothy M. Cipolla
                                          Secretary

Winter Park, Florida
March 28, 2005

         Please return the enclosed proxy, which is being solicited on behalf of the Board of Directors of LaserSight, in the enclosed envelope, which requires no postage if mailed in the United States.

                             LASERSIGHT INCORPORATED
                               6848 Stapoint Court
                           Winter Park, Florida 32792


                                 PROXY STATEMENT

    Proxies in the accompanying form are being solicited by the Board of Directors of LaserSight Incorporated ("LaserSight" or "the Company") for use at the Annual Meeting of Stockholders on the 26th day of April 2005, or at any adjournment or postponement thereof. The Annual Meeting will be held at LaserSight in Winter Park, Florida, at 10:00 a.m. local time. This Proxy Statement is first being mailed to stockholders on or about March 28, 2005.

         Proxies are being solicited from the holders of LaserSight's common stock, par value $0.001, with respect to each of the matters to be presented at the Annual Meeting.

         INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

         Record Date. The Board of Directors has fixed the close of business on March 23, 2005 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, LaserSight had outstanding 9,997,195 shares of common stock. The common stock is sometimes referred to in this Proxy Statement as the "Voting Shares." A list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose germane to the meeting, during normal business hours, for a period of 10 days prior to the Annual Meeting at the office of LaserSight located at 6848 Stapoint Court, Winter Park, Florida 32792. Such list will also be available at the Annual Meeting.

         Voting Rights. Each share of common stock outstanding as of the Record Date is entitled to one vote upon each of the matters to be presented at the Annual Meeting.

         Voting at the Annual Meeting. The presence of holders of a majority of the outstanding Voting Shares, whether in person or by proxy, will constitute a quorum at the Annual Meeting. LaserSight's Certificate of Incorporation does not provide for cumulative voting. A plurality of the votes of the Voting Shares present, either in person or by proxy, and entitled to vote on the election of directors at the Annual Meeting is required to elect the directors to be elected by the Voting Holders. The affirmative vote of the holders of a majority of the Voting Shares present, either in person or by proxy, and entitled to vote at the Annual Meeting is required to approve the Auditor Ratification Proposal and the Stock Option Plan Proposal.

         Abstentions will be considered present for purposes of determining whether a quorum exists. Shares represented at the Annual Meeting which are held by a broker or nominee and as to which (1) instructions have not been received from the beneficial owner or the person entitled to vote and (2) the broker or nominee does not have discretionary voting power with respect to one or more matters are considered not entitled to vote on such matters. We use the term "broker non-votes" to refer collectively to these shares in this Proxy Statement. Generally, shares represented by a proxy card containing broker non-votes with respect to all matters voted upon will not count towards a quorum, however, because brokers will have discretionary voting power with respect to at least one matter to come before this meeting, shares represented by a proxy card containing a broker non-vote will count toward the quorum. Additionally, shares represented by a proxy card containing a broker non-vote and also containing an indication of how to vote with respect to any item, will count towards a quorum. In accordance with Delaware law and LaserSight's Certificate of Incorporation and Bylaws (1) because the election of directors requires a plurality of the votes present, abstentions, the withholding of voting authority and broker non-votes will have no affect on the outcome of the election of directors, and (2) for the adoption of all other proposals, which require a majority of the Voting Shares present in person or by proxy and entitled to vote, broker non-votes will not be considered present and will not affect the outcome of the vote with respect to those matters, but abstentions will have the effect of a vote against such proposals.

    Proxies; Revocation. Whether or not you plan to attend the Annual Meeting, please sign, date and mail your proxy card in the enclosed postage prepaid envelope. The persons named in the proxy card, (the "Proxy Holders"), will vote your shares according to your instructions. In the absence of contrary instructions, shares represented by any proxy card will be voted for the election of the applicable nominees listed in Proposal No. 1 and for all of the other proposals recommended by the Board of Directors in this Proxy Statement. The proxy card gives authority to the Proxy Holders to vote your shares in their discretion on any other matter presented at the Annual Meeting.

         Any stockholder who executes and returns a proxy card may revoke it at any time before it is exercised by (1) filing with the Secretary of LaserSight written notice of such revocation or a duly executed proxy card bearing a later date, or (2) by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

         Solicitation. The cost of soliciting proxies will be borne by LaserSight. In addition, LaserSight may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of LaserSight's directors, officers and employees, without additional compensation, personally or by telephone, telegraph or facsimile.



                                 PROPOSAL NO. 1:
                              ELECTION OF DIRECTORS

         As more fully discussed below, at the Annual Meeting the Voting Holders will be voting to elect three directors.

Voting Holders to Elect Three Directors

         The number of directors currently serving on the Board of Directors is three. At the Annual Meeting the Voting Holders will vote to elect three members of LaserSight's Board of Directors.

Nominees for Election by the Voting Holders at the Annual Meeting:

Xian Ding Weng (43)..........................................Director since 2002

    Mr. Weng founded New Industries Investment Co., Ltd., (NII) in Shenzhen, China in 1993. He has been President and Chief Executive Officer of NII since NII was founded. Mr. Weng has also been the Chairman of the Board of Medical Development Ltd. (NIMD) and Consultants Ltd. (NIIC), subsidiaries of NII.

Ying Zhi Gu (56).............................................Director since 2002

    Ms. Gu has been President of Y.F.K. Import and Export Corporation, a privately held medical equipment distributor/consulting firm specializing in ophthalmology and dermatology, since 1986. She has also been the Vice President of Finance in NBM Publishing, Inc., a privately held publishing company, since 1989.

Guy W. Numann (73) ..........................................Director since 2000

    Mr. Numann is retired from Harris Corporation, where he served as president of the company's Communication Sector from 1989 until his retirement in 1997. From 1984 to 1989 Mr. Numann served as senior vice president and group executive for the Communication Sector. Mr. Numann currently serves as a member of Rensselaer Polytechnic Institute's School of Engineering Advisory Board.

         The Board of Directors recommends that stockholders vote "FOR"
                             the forgoing nominees

Other Executive Officers

         The following executive officers of LaserSight are not directors:

Danghui ("David") Liu (43)

    Mr. Liu has served as President and Chief Executive Officer of LaserSight since August 2003. He was previously the Vice President of Product Development and Technical Marketing from September 2002 until June 2003. He was Director R&D for Diagnostic products from March 2000 until June 2002. Mr. Liu received a PHD from the University of Houston, and a masters & bachelors from the Beijing University of Aeronautics and Astronautics.

Dorothy M. Cipolla (49)

    Ms. Cipolla has served as Chief Financial Officer and Secretary of LaserSight since March 2004. Prior to joining LaserSight, she has served in various financial management positions. From 1994 to 1999, she was Chief Financial Officer and Treasurer of Network Six, Inc., a NASDAQ listed professional services firm. From 1999 to 2002, Mrs. Cipolla was Vice President of Finance with Goliath Networks, Inc., a privately held network consulting company. From 2002 to 2003, Ms. Cipolla was Department Controller of Alliant Energy Corporation, a regulated utility. She received a bachelors of science in accounting from Northeastern University.

Richard Davis (50)

    Mr. Davis was named VP of Operations of LaserSight in 2002. He joined LaserSight in 1997 as VP of Engineering. Since then Mr. Davis has served in a variety of engineering and manufacturing management functions. Prior to joining LaserSight, he worked at Excel/Control Laser Corporation, as developer and manufacturer of LASER devices for scientific, medical and industrial markets, Physio-Control Corporation, a developer of computer-video archival/retrieval systems for the educational industry and Cordis Corporation, a developer of medical devices for cardiovascular and renal care. Mr. Davis holds a bachelor of science in Electical Engineering from the University of Florida. He also has graduate course work in bioengineering and other job-related continuing education course work.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    During 2004, the Board of Directors met in person or by telephone conference call two times. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of the meetings of committees on which such director serves.

    The Board of Directors has an Executive Committee, Audit and Finance Committee, an Executive Compensation and Stock Option Committee and a Nominating Committee. Each such committee consists of one or more directors appointed by the Board of Directors.

    The Executive Committee is responsible for facilitating certain executive actions, thereby eliminating the need for full Board approval for such actions. Specific duties, responsibilities and authority are established by the full Board of Directors from time to time. In 2004, the Executive Committee did not meet. The Executive Committee duties were handled by the board as a whole.

    The Nominating Committee is responsible for reviewing the qualifications of, and recommending to the Board of Directors, candidates for election to the Board of Directors. LaserSight's Bylaws establish an advance notice procedure with respect to stockholder nominations of candidates for election as directors. See "Stockholder Proposals--Stockholder Proposals, In General." The Nominating Committee duties were handled by the board as a whole. In 2004, the Nominating Committee did not meet, but did take action by written consent to nominate a slate of directors to stand for election at the 2005 Annual Meeting of

Stockholders of LaserSight. The Nominating Committee does not have a Charter. Two members of the Committee, Guy W. Numann and Ying Zhi Gu, are independent as defined by NASDAQ.

    The Executive Compensation and Stock Option Committee, or Compensation Committee, is responsible for reviewing LaserSight's general compensation strategy; establishing salaries and reviewing benefit programs for certain executive officers; reviewing, approving, recommending and administering LaserSight's stock option plans and certain other compensation plans; and approving certain employment contracts. During 2004, the Compensation Committee did not meet; the Compensation Committee's duties were handled by the board as a whole.

    The Audit and Finance Committee, or Audit Committee, is responsible for recommending the appointment of independent accountants; reviewing the arrangements for and scope of the audit by independent accountants; reviewing the independence of the independent accountants; considering the adequacy of the system of internal accounting controls and reviewing any proposed corrective actions; discussing with management and the independent accountants LaserSight's draft annual financial statements and key accounting and/or reporting matters; and reviewing the terms of potential acquisitions. In 2004, the Audit and Finance Committee met two times. The Audit and Finance Committee consisted of Mr. Numann and Ms. Gu. The Audit Committee does not have an Audit Committee member designated as the Financial Expert.

    LaserSight adopted a formal written Audit Committee charter on June 9, 2000, and we believe that we are in compliance with the new Nasdaq audit committee structure and membership requirements.

                            COMPENSATION OF DIRECTORS

    Each non-employee director receives a fee of $1,000 for each board meeting or $500 for each committee meeting attended. In addition, starting July 2004, each non-employee director was paid $10,000 per year, paid quarterly in arrears. Directors who are also full-time employees of LaserSight would receive no additional cash compensation for services as directors.

           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding ownership of LaserSight common stock, as of December 31, 2004, by:

      o each person known to LaserSight to own beneficially more than 5% of LaserSight outstanding common stock;
      o   each of LaserSight's directors;
      o each of LaserSight's executive officers named in the summary compensation table; and
      o   all of LaserSight's directors and executive officers as a group.

    The beneficial ownership of LaserSight's common stock set forth in this table is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned, subject to community property laws where applicable.

The beneficial ownership of LaserSight's voting securities set forth in this table is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned, subject to community property laws where applicable.

                                                       Common
                                                        Stock      % of
    Name and Address of Beneficial Owner              Ownership    Class
    ------------------------------------              ---------    -----
 Directors and Executive Officers:
   David Liu (1)                                           193*      *

   Dorothy M. Cipolla (1)                                   *        *

   Richard K. Davis (1)                                     *        *

   Guy W. Numann (1)                                     1,463*      *

   Ying Zhi Gu (1)                                       1,884*      *

   Xian Ding Weng (1)                                      225*      *

   Dr. Luis Ruiz,  Bogota, Columbia                    546,259       5%

   Sergio Lenchig, Bogota, Columbia                    546,259       5%

   New Industries Investment Consultants (H.K.)      7,229,868      72%
   Hong Kong, People's Republic of China
   *   Less than 1%.

(1) 6848 Stapoint Court, Winter Park, Florida 32792


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires LaserSight's officers and directors, and persons who own more than 10% of the outstanding common stock, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and over-10% beneficial owners are required to furnish LaserSight with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to LaserSight, and/or written representations from certain reporting persons that no other reports were required, LaserSight believes that all
Section 16(a) filing requirements applicable to its officers, directors and over-10% beneficial owners during or with respect to the year ended December 31, 2004 were met.

                             EXECUTIVE COMPENSATION

    The following table sets forth summary information concerning the compensation paid or earned for services rendered to LaserSight in all capacities during 2004 and 2003 for LaserSight's Chief Executive Officer and each of LaserSight's other executive officers serving at December 31, 2004 whose total annual salary and bonus for 2004 exceeded $100,000. No restricted stock or stock appreciation rights were granted and no payouts under any long-term incentive plan were made to any of the named executive officers in 2003 or 2004. We use the term "named executive officers" to refer collectively to these individuals later in this Proxy Statement.

 Summary Compensation Table Long Term

                                                                                                Long Term
                                                                                               Compensation
                                             Annual Compensation                                  Awards
                                             -------------------                                  ------
                                                                            Other Annual
                                                                            Other Annual        Securities
                                                                               Compen-          Underlying        All Other
Name and Principal                  Year       Salary ($)      Bonus ($)       sation        Options/SARs (#)   Compensation
---------------------------         ----       ----------      ---------       ------        ----------------   ------------
Position


Gregory L. Wilson       Former      2004           --             --             --                 --             4,650 (1)
    Chief Financial Officer (2)     2003        134,127           --             --                 --                 --
                                                                  --             --                                    --
Danghui Liu                         2004        180,000         54,200           50                 --                 --
     President and CEO              2003        153,958         25,800           --                 --                 --

Michael R. Farris                   2004           --             --             --                 --             4,650 (1)
    Former President and CEO (5)    2003        216,814           --             --                 --            15,000 (3)
                                                                                 --
Dorothy M. Cipolla                  2004         84,294           --             50                 --                --
    CFO (4)                         2003           --             --             --                 --                --
                                                                                 --

Richard K. Davis                    2004        130,000           --             50                 --                 --
    Vice President                  2003        127,917           --             --                 --                 --


    (1) Consists of priority payments made pursuant to the confirmed re-organization plan of the Company in bankruptcy. Priority claims were for severance agreements.

    (2) Mr. Wilson resigned on April 5, 2003. All options expired after 30 days.

    (3) Forgiveness of $15,000 in personal debt on corporate credit card.

    (4) Mrs. Cipolla started as CFO on March 15, 2004. She was appointed secretary on May 12, 2004.

    (5) Mr. Farris resigned on August 22, 2003. All options expired after 30 days.

No Options / SARs were granted during 2003 or 2004. On June 30, 2004, all
     Outstanding Options were cancelled per the Company's re-organization plan.

    The following table sets forth certain information relating to options held by the named executive officers at December 31, 2003:

               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values
                                                          Number of Securities
                                                              Underlying
                                                             Unexercised                Value of Unexercised
                                                            Options/SARs at             In-the-Money Options/
                                                            Year-End (#)(1)           SARs at Year-End ($)(1)(2)
                                                            ---------------           --------------------------
                        Shares
                      Acquired on         Value               Exercisable/                 Exercisable/
Name                 Exercise (#)    Realized ($)(1)         Unexercisable                 Unexercisable
----                 ------------    ---------------         -------------                 -------------


Danghui Liu               --                --                 35,000 / 0                      0 / 0
Richard K. Davis          --                --              170,000 / 10,000                   0 / 0

    (1) No Options / SARs have been issued by LaserSight in 2003 or 2004.

    (2) Based on the $0.01 closing price of the common stock on The NASDAQ Stock
        Market for December 31, 2003 when such price exceeds the exercise price for an option.

Employment Agreements

    When the Company filed for Chapter 11 protection on September 5, 2003 all employment agreements in effect prior to that time were cancelled. At December 31, 2004 there were no employment contracts in effect.



Relocation Agreement

    When the Company filed for Chapter 11 protection on September 5, 2003, all relocation agreements in effect prior to that time were cancelled. At December 31, 2004, there were no relocation agreements in effect.

Compensation Committee Interlocks and Insider Participation

    During 2004, the role of the Compensation Committee was performed by the board of directors as a whole.

            Compensation Committee Report on Executive Compensation

    The Compensation Committee of the Board of Directors, composed of independent outside directors, is responsible for setting the policies that govern LaserSight's compensation programs, administering LaserSight's equity compensation plans, and establishing the cash compensation of executive officers. In 2004, the Compensation Committee's duties were performed by the Board of Directors as a whole. The Compensation Committee's objectives are to establish compensation programs designed to attract, motivate, retain, and reward executives who can lead LaserSight in achieving its long-term business goals in a highly competitive and rapidly changing industry, whose services LaserSight needs to maximize its return to stockholders, and to ensure that management compensation is reasonable in light of LaserSight's objectives, compensation for similar personnel in other companies, and other relevant criteria. The compensation mix for executive officers consists of base salaries, a cash bonus system, and stock option awards. As a result, much of an executive officer's compensation is based upon the financial performance of LaserSight.

    The Compensation Committee periodically establishes each executive officer's base salary based on the committee's evaluation of the officer's performance and contribution in the previous year and on competitive pay practices.

    The Compensation Committee and the Board of Directors believe that management's ownership of a significant equity interest in LaserSight is a major incentive in building stockholder wealth and aligning the long-term interests of management and stockholders. Stock options, therefore, are granted by the Compensation Committee at option prices not less than the fair market value of common stock on the grant date. Thus stock options have no value unless the share price increases over the fair market value on the date of grant. Option awards contribute to the retention of key executives since executives realize the benefits of options only as they vest based on tenure after the grant. The Compensation Committee determines which employees receive stock option grants by evaluating the responsibilities and relative positions of key employees in comparison to like or similar positions at competitor companies.

         Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a corporation's Chief Executive Officer or four other most-highly compensated executive officers named in the proxy statement. The Compensation Committee has reviewed the possible effect on LaserSight of Section 162(m), and it does not believe that such section will be applicable to LaserSight in the foreseeable future, but will review compensation practices as circumstances warrant. In that connection, the Equity Incentive Plan made it possible for LaserSight to satisfy the conditions for an exemption from Section 162(m)'s deduction limit. However, other characteristics of a grant affect whether or not compensation received from a stock option is counted in determining whether an executive officer has received compensation in excess of $1 million.


THE COMPENSATION COMMITTEE

Guy W. Numann
Xian Ding Weng
Ying Zhi Gu

                            Report of Audit Committee

    LaserSight's Audit Committee serves, on behalf of the board of directors, as an independent and objective party, responsible for:

    o   recommending the appointment of independent accountants;


    o reviewing the arrangements for and scope of the audit by independent accountants;

    o   reviewing the independence of the independent accountants;

    o considering the adequacy of the system of internal accounting controls and reviewing any proposed corrective actions;

    o discussing with management and the independent accountants LaserSight's draft annual financial statements and key accounting and/or reporting matters; and

    o   reviewing the terms of potential acquisitions.

    LaserSight adopted a formal written audit committee charter on June 9, 2000. The Audit Committee intends to review and if necessary make amendments to its audit committee charter to comply with applicable legislative and regulatory requirements that have been or will be enacted. The Audit and Finance Committee consisted of Mr. Numann and Ms. Gu. In 2004, the Audit Committee met two times.

    The board of directors reasonably believes that each of the members of the Audit Committee are financially literate, and one or more of the members of the Audit Committee has accounting or related financial management expertise. Nevertheless, members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting, including with respect to auditor independence. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls, and for the preparation of LaserSight's financial statements in conformity with generally accepted accounting principles. Likewise, LaserSight's independent auditors are responsible for auditing LaserSight's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Accordingly, while the Audit Committee relies on LaserSight's independent auditors and management and reviews their work, the Audit Committee's oversight does not provide an independent basis to determine that:

    o management has maintained appropriate accounting and financial reporting principles or appropriate internal control procedures designed to assure compliance with accounting standards and applicable laws and regulations; or

    o the audit of LaserSight's financial statements has been carried out in accordance with generally accepted auditing standards or applicable laws and regulations.

    In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report on Form 10-KSB with management. The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the committee has discussed with the independent auditors the auditors' independence from management and LaserSight including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1. When considering LaserSight's independent auditor's independence, the Audit Committee considered management's confirmations with respect to certain services performed for LaserSight by the independent auditors, including non-auditing services. The Audit Committee also considered the amount of fees paid to the independent auditors for audit and non-audit services.

    The committee discussed with Lasersight's independent auditors the overall scope and plans for their audit. The committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the LaserSight's internal controls, and the overall quality of LaserSight's financial reporting.

         In reliance on the reviews and meetings, discussions and reports referred to above, and subject to the limitations on the Audit Committee's role and responsibilities referred to above and in the Audit Committee's charter, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in LaserSight's Annual Report on Form 10-KSB for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The committee and the board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

THE AUDIT COMMITTEE

Guy W. Numann
Ying Zhi Gu

Principal Accounting Firm Fees

         The following table sets forth the aggregate fees billed to LaserSight during the years ended December 31, 2004 and 2003 by LaserSight's principal accounting firm, Moore Stephens Lovelace, P.A. for 2004 and KPMG, LLP for 2003:

                                                 2004               2003
                                                 ----               ----
Audit Fees                                    $ 108,467          $ 106,156
Audited Related Fees                                  -            110,733
Tax Fees                                      $   9,500 (a)(b)       1,250
All Other Fees                                        -             37,375(b)(c)
                                              ---------          ---------
                                              $ 117,967          $ 255,514
                                              =========          =========

(a) Consists primarily of tax compliance services.
(b) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.
(c) Consists primarily of an audit of the employee benefit plan and tax compliance services.

Performance Information

    The following graph compares the performance of LaserSight's cumulative stockholder return at December 31 of each year between 1999 and 2004 with stockholder returns on (1) the Nasdaq Stock Market Composite Index and (2) the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and Distributors Index. The graph assumes that the value of the investment in the common stock and each index was $100 at December 31, 1999 and that all dividends, if any, were reinvested.

                            [Graphic inserted here]













Company/Index Name                     Base Point   Return      Return      Return      Return   Return
                                         1999        2000        2001        2002        2003      2004
                                         ----        ----        ----        ----        ----      ----
LaserSight Incorporated                  100          13           6           2           0         0

Nasdaq Medical Devices, Instruments
and Supplies, Manufacturers and
Distributours                            100         103         113          92         136       159

Nasdaq Stock Market                      100          61          48          33          49        53



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    China Transaction. As a result of the Chapter 11 re-structuring, NIMD's affiliate, NIIC loaned $2.0 million to the Company. $1 million was converted for 6,850,000 shares of the 9,997,195 newly issued common stock. NII'S preferred stock was converted to 360,000 new Common Shares.In addition, NIIC can convert the remaining $1.0 million of that loan, subject to certain restrictions, to 2,500,000 shares of the Company's common stock and result in the purchaser holding approximately 74% of the Company's common stock. NIIC is 90% owned by Mr. Weng. NIMD purchased $ 6.2 million, or 78%, of the Company's revenues in 2004 and $4.2 million, or 66%, of the Company's 2003 revenue.

                                 PROPOSAL NO. 2:
                              INDEPENDENT AUDITORS

    The Board of Directors recommends that stockholders ratify the appointment of Moore Stephens Lovelace, P.A. by voting "FOR" ratification of Moore Stephens Lovelace, P.A. as LaserSight's auditors for the 2005 fiscal year. In the event such selection is not ratified, the Board of Directors will reconsider its selection.

    Moore Stephens Lovelace, P.A. has audited LaserSight's financial statements for fiscal years 2003 and 2004. Representatives of Moore Stephens Lovelace, P.A. are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.


    Information regarding the temination of services of Lasersight's previous auditors and the appointment of Moore Stephens Lovelace, P.A.,was included in Lasersight's report on Form 8-K dated May 4, 2004, and is incorporated herein by reference.



                     The Board of Directors recommends that
           stockholders vote "FOR" the Auditor Ratification Proposal.

                                 PROPOSAL NO. 3:
                                STOCK OPTION PLAN


         The 2005 Stock Option Plan (the "Plan") was approved by LaserSight's Board of Directors on February 18, 2005, is to be effective May 1, 2005, and is subject to the approval of LaserSight's stockholders. The aggregate number of shares that may be issued under the Plan is 1,000,000 shares of common stock, $0.001 par value, and the Board of Directors has authorized the reservation of such shares for issuance under the Plan.

         The summary of the Plan that appears below is qualified in its entirety by reference to the full text of the plan document, which has been filed as an appendix to this filing with the Securities and Exchange Commssion or a copy of which is available upon request from LaserSight's secretary.

         Purpose of Plan. The Plan is intended to advance the interests of LaserSight and its stockholders by providing a means of attracting and retaining key employees, directors and others for LaserSight. In order to serve this purpose, the Plan encourages and enables key employees, directors and others to participate in LaserSight's future prosperity and growth by providing them with certain rights to acquire shares of common stock.

         Types of Awards. The Plan provides that options, awards and rights to purchase common stock may be granted to employees, officers, directors and consultants of LaserSight, its parent (if any) and any present or future subsidiaries of LaserSight. As of March 28, 2005, had the Plan been effective, approximately 25 employees (including officers), three non-employee directors, and three consultants would have been eligible to participate in the Plan. Under the Plan, the Board of Directors or a committee of two or more members of the Board appointed by the Board (the "Committee"), would be authorized to grant incentive stock options ("ISOs"), nonqualified stock options ("NQSOs"), awards of common stock ("Awards"), and opportunities to make direct purchases of common stock ("Purchases").

         Eligibility. Employees, directors, officers and consultants of LaserSight are eligible to participate in the Plan. The Plan provides that no employee may receive ISOs covering an aggregate fair market value of more than $100,000 during any calendar year. The Committee is authorized, subject to certain limits specified in the Plan, to determine to whom and on what terms and conditions ISOs, NQSOs, Awards and Purchases shall be granted.

         Stock Options. Options granted under the Plan may be either options intended to constitute ISOs under the Internal Revenue Code of 1986, as amended (the "Code"), or NQSOs. ISOs may be granted under the Plan to employees and officers of LaserSight. The Plan contains, in addition to the provisions discussed above, the provisions necessary to comply with the requirements of
Section 422 of the Code that the aggregate fair market value (determined at the time an ISO is granted) of Common Stock for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of LaserSight) exceed $100,000. ISOs must be granted at an exercise price of no less than the fair market value of a share of common stock on the date of grant. The Committee will determine the vesting schedule of the options when awarded. The option exercise price may be paid by any one or more of the following methods: (1) cash or, if approved in advance by the Committee, (2) the surrender of shares subject to the option which have a fair market value equal to the total exercise price at the time of exercise.

         Termination of Employment. Unless otherwise approved by the Committee, if a grantee's employment is terminated and the grantee engages or has engaged in certain activities specified in the Plan, all unexercised ISOs, NQSOs, Rights or Purchases will terminate. In the event of death or permanent disability, any unexercised options, whether or not previously exercisable, may be exercised by a beneficiary 180 days after the date of termination due to death or disability. If a grantee's employment terminates for any other reason, any exercisable options may be exercised for 60 days following the date of termination.

         Other. Options will have a maximum term of 10 years. The Board of Directors may from time to time adopt amendments to the Plan, certain of which are subject to shareholder approval, and may terminate the Plan, at any time (although such action shall not affect options previously granted). The number of option shares granted is subject to adjustment in the event of a stock dividend, recapitalization, stock split, merger or similar transaction. Any shares subject to an option which for any reason expires, terminates or is surrendered unexercised may again be available for option grant under the Plan. Unless terminated sooner, the Plan will terminate on May 1, 2015.

         Plan Beneficiaries. Benefits to eligible participants in the Plan are not determinable as of the date hereof. The Plan does not require, nor does LaserSight contemplate, any specific allocation of benefits or amounts to any individual or discrete group (i.e., executive officers, non-executive directors, or non-executive officer employees).

         Tax Implications. Under present law, the following are the federal tax consequences generally arising with respect to awards granted under the Plan. The grant of an option will create no tax consequences for the grantee. The grantee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply) and LaserSight will recognize no deduction when the ISO is exercised. Upon exercising an NQSO, the grantee must recognize ordinary income equal to the difference between (1) the exercise price of the option, and (2) and the fair market value of the common stock on the date of exercise; LaserSight will be entitled to a deduction for the same amount.

         Officers, directors and 10% shareholders of LaserSight may in some instances acquire common stock subject to special rules under Section 83 of the Code because of certain securities laws restrictions on resale ("Restricted Stock"). If an optionee acquires Restricted Stock, the amount included in compensation income (in the case of a NQSO, or of an ISO if the certain required holding periods are not observed) or in alternative minimum taxable income (in the case of an ISO) generally will be determined as of some later date, not more than six months after exercise, and will equal the difference between the amount paid for the Restricted Stock and its fair market value at that time, unless the optionee files a timely election under Section 83(b) of the Code electing to determine the amount of income at the time of exercise.

         Persons receiving common stock pursuant to an Award or Purchase generally will recognize ordinary compensation income equal to the fair market value of the shares received, in the case of an Award, or the excess of the fair market value of the shares over the purchase price, in the case of a Purchase. LaserSight will generally be entitled to a corresponding deduction. When common stock acquired pursuant to an Award or Purchase is sold, the seller generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale of shares and his or her basis in the shares (generally, the fair market value of the shares when acquired) which will be short- or long-term capital gain or loss depending upon the seller's holding period. Special rules apply if the purchase price (in the case of a Purchase) is paid by delivering shares of common stock, or if the stock acquired pursuant to an Award or Purchase is Restricted Stock (as described above)

         ERISA. The 1996 Plan is not an employee benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and the provisions of Section 401(a) of the Code are not applicable to the 1996 Plan.



         The Board of Directors recommends that stockholders vote "FOR"
                      the 2005 Stock Option Plan Proposal.


                              STOCKHOLDER PROPOSALS

Stockholder Proposals, In General

    LaserSight's bylaws provide that stockholder nominations for persons for election to LaserSight's board of directors and proposals for business to be considered at an annual stockholders meeting must satisfy certain conditions including submitting notice to LaserSight not more than 120 days or less than 90 days prior to the anniversary of the preceding year's annual meeting of stockholders; provided, however, that if the date of the 2004 Annual Meeting of Stockholders is changed by more than 30 calendar days from the date of the 2003 Annual Meeting of Stockholders, notice of any such stockholder proposals must be received by LaserSight not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. However, those provisions do not apply to the 2005 Annual Meeting since there was no 2004 Annual Meeting. If notice of a stockholder nomination or proposal is timely received, as described above, the holders of proxies solicited in connection with LaserSight's proxy statement for such meeting can exercise discretionary authority with respect to such proposal only to the extent permitted by the regulations of the Securities and Exchange Commission. If notice of a stockholder nomination or proposal is not timely received, such holders of proxies can exercise discretionary authority with respect to the proposal.

    All stockholder proposals must contain all of the information required under LaserSight's Bylaws, a copy of which is available, at no charge, from the Secretary, and should be sent to LaserSight Incorporated, 6848 Stapoint Court, Winter Park, Florida 32792, addressed to the attention of Dorothy M. Cipolla, Secretary.

           Stockholder Proposals For Inclusion In The Proxy Statement
                          For The 2006 Annual Meeting

    In order to be considered for inclusion in LaserSight's proxy materials for the 2006 Annual Meeting of Stockholders, any stockholder proposals must be received by LaserSight no later than February 28, 2006. Proposals should be sent to LaserSight Incorporated 6848 Stapoint Court, Winter Park, Florida 32792, addressed to the attention of Dorothy M. Cipolla, Secretary.

Householding of Annual Meeting Materials

    Some banks, brokers, and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2004 Annual Report may have been sent to multiple stockholders in your household. If you would like to obtain another copy of either document, please contact Dorothy M. Cipolla, CFO, at 6848 Stapoint Court, Winter Park,
Florida 32792, telephone (407) 678-9900, ext. 117. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

                                  OTHER MATTERS

    The Board of Directors of LaserSight is not aware that any matter other than those listed in the Notice of Meeting is to be presented for action at the Annual Meeting. If any of the Board's nominees is unavailable for election as a director or any other matter should properly come before the meeting, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.


    LaserSight's annual report filed on March 22,2005 on Form 10-KSB and included financial statements are herein incorporated by reference.

                                           By Order of the Board of Directors,

                                           Dorothy M. Cipolla
                                           Secretary


Winter Park, Florida
March 28, 2005

                             LASERSIGHT INCORPORATED

                                      PROXY
                 ANNUAL MEETING OF STOCKHOLDERS, April 26, 2005

           This Proxy is solicited on behalf of the Board of Directors

         The undersigned hereby (i) appoints Dorothy M. Cipolla or Danghui Liu as proxy holders and attorneys, with full power of substitution to appear and vote all of the shares of common stock of LaserSight Incorporated which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of LaserSight, to be held on the 26th day of April 2005 at 10:00 a.m. EDT, and at any adjournments thereof, hereby revoking any and all proxies previously given and (ii) authorizes and directs said proxy holders to vote all of the shares of common stock of LaserSight represented by this proxy as indicated on this proxy and in the discretion of the proxy holders with regard to any other matter that properly comes before the meeting. If no directions are given below, said shares will be voted "FOR" Items 1 through 4.

(1) ELECTION OF DIRECTORS. Xian Ding Weng; Guy W. Numann; and Ying Zhi Gu.

    [ ]FOR all nominees listed                 [ ] WITHHOLD AUTHORITY
       (except as marked to the contrary         to vote for the nominees listed
        below)


    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)

------------------------------------------------------------------------------

(2) Ratify appointment of independent auditors   [ ] FOR [ ] AGAINST [ ] ABSTAIN

(3) Stock Option Plan                            [ ] FOR [ ] AGAINST [ ] ABSTAIN
(4)In their discretion to act on any other       [ ] FOR [ ] AGAINST [ ] ABSTAIN
    matters which may properly come before
    the Annual meeting.

                             Please date, sign and return promptly in the accompanying envelope.
                             Dated: ____________________________, 2005


                                    -------------------------------------


                                    -------------------------------------
                                            (If held jointly)

                                    Your signature should be exactly the same as the name imprinted herein. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, each joint owner must sign.



       The Board of Directors Recommends You Vote FOR the Above Proposals.